Exhibit 3.2

AMENDMENT NO. 1 TO THE BYLAWS

OF

GAXOS.AI INC.

a Delaware Corporation

Pursuant to resolutions of the Board of Directors (the “Board”) of Gaxos.ai Inc. a Delaware corporation (the “Company”) adopted by the Board on January 10, 2024 and in accordance with the authority provided to the directors pursuant to Article 10 of the Company’s Bylaws (the “Bylaws”):

1.	Article 2, Section 2.4 of the Bylaws is amended and restated in its entirety as follows as of January 10, 2024 (the “Effective Time”):

“SECTION 2.4 Quorum. At each meeting of the stockholders, except where otherwise provided by the Certificate, these By-laws, or as otherwise required by law, the holders of thirty-three and one-third percent (33 and 1/3%)of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Where a separate vote by a class or classes or series is required, the holders of at least a majority of the voting power of the issued and outstanding shares of such class or classes or series, present in person or by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. When a quorum is present or represented at any meeting, the affirmative vote of a majority of the votes cast affirmatively or negatively on a matter submitted for stockholder action shall decide such matter unless the matter is one upon which, by express provision of law, the Certificate, these By-laws or, with respect to a class or series of Preferred Stock, the terms of the resolution or resolutions adopted by the Board pursuant to ARTICLE FOURTH of the Certificate, a different vote is required, in which case such express provision shall govern and control the decision of such matter. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.”

C E R T I F I C A T E O F S E C R E T A R Y

I, the undersigned, do hereby certify:

1. That I am the duly elected and acting secretary of Gaxos.ai Inc., a Delaware corporation; and

2. That the foregoing Amended and Restated Bylaws, was duly adopted by the Board of Directors of said Company on January 10, 2024.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said Company as of January 10, 2024.

/s/ Vadim Mats
By:	Vadim Mats
Title:	Chief Executive Officer